Exhibit 99.1

Press Release	Source: Action Products International, Inc.

Action Products International Board Extends Public Shareholder Warrants

Thursday February 1, 2:09 pm ET

ORLANDO, FL—(MARKET WIRE)—Feb 1, 2007 — Action Products International Inc. (NasdaqCM: APII—News), a consumer product company emphasizing branded, non-violent, consumer products, today announced the extension of stock-purchase warrants issued to shareholders in 2006.

“Our hard working board is confident that the turn-around strategy will improve operating performance,” comments Ronald Kaplan, Chairman, on behalf of the board. “We believe new management coupled with revitalization of M&A activities will keep the stock-purchase warrants issued to our shareholders in 2006 relevant in the foreseeable future. Our objective, as always, is to increase shareholder value, improve liquidity and maintain a healthy balance sheet as the company grows organically and externally.”

The company increased revenues year over year in 2003, 2004, and 2005, but with a shift in strategy, saw a decline in sales in 2006 coupled with increased operating and non-operating expenses. Management changes and cost-cutting measures began in the later half of the year and are expected to have a positive impact in 2007.

The terms of the warrant, as specified in the company’s SEC filings have been extended to be exercisable (for one share of common stock) at $3.25 through January 31, 2008, and then exercisable at $3.75 through January 31, 2010.

About Action Products International Inc.

Action Products International Inc. (APII), based in Orlando, Fla., is a Consumer Products manufacturer, emphasizing branded, educational, and positive leisure products. Action Products consumer brands span activities, arts, crafts, juvenile products and toy categories. Its products are marketed and sold to retailers and consumers.

Visit the Company’s Web sites at www.apii.com and www.curiositykits.com.

Forward-Looking Statements: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:

Contact:

Wendy Jo Moyer

Action Products International, Inc.

(407) 590-6343

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